Exhibit 99.1

To: Directors and Section 16 Officers of Walgreens Boots Alliance, Inc. (“Walgreens” or the “Company”)

From: Lanesha Minnix, Executive Vice President, Global Chief Legal Officer and Corporate Secretary

Date: July 15, 2025

Re: Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

As you are aware, Company stockholders voted on a proposal to approve the Agreement and Plan of Merger, dated as of March 6, 2025, by and among the Company, Blazing Star Parent, LLC (“Parent”), Blazing Star Merger Sub, Inc. (“Merger Sub”) and the other affiliates of Parent named therein (the “Merger Agreement” and the merger of Merger Sub with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Parent, the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”) at a special meeting of stockholders on July 11, 2025.

In connection with the Transactions, each share of the Company’s common stock $0.01 par value per share (the “Company Common Stock”) will be exchanged for $11.45 in cash without interest thereon and one divested asset proceed right issued by Parent or one of its affiliates subject to and in accordance with the Divested Asset Proceed Rights Agreement. As a result, the investment option under the Walgreens Retirement Savings Plan and the Walgreens Puerto Rico Retirement Savings Plan (collectively, the “Plan”) that holds shares of Company Common Stock (the “WBA Stock Fund”) will be removed as an investment option under the Plan and a participant’s assets held in the WBA Stock Fund will be reinvested in the applicable target date fund Plan investment option that corresponds with the participant’s age.

This notice is intended to alert you of restrictions on your ability, directly or indirectly, to purchase, sell, acquire or transfer shares of Company Common Stock acquired in connection with your service or employment as a director or executive officer of the Company that will apply in connection with the Transactions.

Pursuant to the Sarbanes-Oxley Act of 2002 (“SOX”) and SEC Regulation Blackout Trading Restriction (“Regulation BTR”), the Company is notifying you of upcoming restrictions on your ability to engage in certain activities regarding Company Common Stock. These restrictions are mandated by SOX in the event of a blackout period impacting the Plan, which includes the WBA Stock Fund. The blackout period may be necessary to ensure that all transactions in Company Common Stock in the WBA Stock Fund under the Plan are fully completed before the effective time of the Merger and so that, after the effective time of the Merger, the administrator of the Plan can process certain actions relating to the removal of the WBA Stock Fund as an investment option under the Plan. During the blackout period, participants in the Plan who are invested in the WBA Stock Fund in their Plan accounts will be unable to (i) direct or diversify the assets held in the WBA Stock Fund, (ii) make exchanges or transfers involving assets in the WBA Stock Fund, (iii) request a loan, (iv) take a withdrawal or (v) take a distribution.

The blackout period is expected to begin at 4:00 p.m. Eastern time on the last business day prior to the date that the Company Common Stock ceases to be publicly traded prior to the closing of the Merger (the “blackout period”). However, the actual closing date of the Merger is not known at this time and is subject to certain conditions set forth in the Merger Agreement. Accordingly, the Company is currently unable to determine the exact date the blackout period will begin. The blackout period is expected to end on the third or fourth business day following the date the blackout period begins.

During the blackout period, subject to certain limited exceptions, you will be prohibited from directly or indirectly purchasing, selling, acquiring or transferring any Company Common Stock (including derivatives thereof) that was acquired in connection with your service or employment as a director or executive officer of the Company. This trading prohibition includes indirect trading where you have a pecuniary interest in the transaction (such as transactions by family members, partnerships, corporations, or trusts in which you have a pecuniary interest). There are limited exceptions to SOX Section 306(a) and Regulation BTR for certain transactions in Company Common Stock, such as bona fide gifts, transfers pursuant to a domestic relations order, and certain qualified Rule 10b5-1 trading plan transactions. Because these exemptions are narrow, please contact me before engaging in any transactions involving Company Common Stock during the blackout period.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

Please note that the trading prohibitions implemented because of the blackout period are separate from, and in addition to, any other restrictions on trading Company Common Stock currently applicable to you, including the Company’s Insider Trading Policy.

Inquiries concerning the blackout period, including whether the blackout period has begun or ended, may be directed without charge to:

Walgreens Boots Alliance, Inc., 108 Wilmot Road, MS #1858, Deerfield, IL 60015

Telephone: (847) 315-3700

Attention: Lanesha Minnix, Executive Vice President, Global Chief Legal Officer and Corporate Secretary

2